CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2022, relating to the financial statements and financial highlights of Rational Equity Armor Fund, Rational Tactical Return Fund, Rational Dynamic Brands Fund, Rational Strategic Allocation Fund, Rational/Pier 88 Convertible Securities Fund, Rational Special Situations Income Fund and Rational Inflation Growth Fund and the consolidated financial statements and financial highlights of Rational/ReSolve Adaptive Asset Allocation Fund, each a series of Mutual Fund and Variable Insurance Trust, for the year or period ended December 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 26, 2022